Exhibit 99.1

NEWS RELEASE

Date:	August 26, 2010

Contact:	Dave Mossberg
Three Part Advisors, LLC
817-310-0051

Barrett Waller
Barrett@wallerpr.com
918-587-1909

XETA Technologies Reports Third Quarter Fiscal 2010 Financial Results

•                  3Q10 Revenue $20.9 million (increase 22% year over year)

•                  3Q10 GAAP EPS: $0.05 vs. 3Q09 GAAP loss per share ($0.84)

•                  First nine months ended July 2010: $61.1 million (increase 14% year over year)

•                  First nine months ended July 2010 EPS: $0.13 vs. July 2009 loss per share $0.82

•                  Fiscal 2010 earnings expected to be $0.16 to $0.20 per share

Broken Arrow, Okla. — XETA Technologies, Inc. (Nasdaq: XETA), a national provider of converged communications solutions for the enterprise marketplace, today reported earnings of $513,000, or $0.05 per diluted share, on revenue of $20.9 million for the third fiscal quarter ended July 31, 2010.  This compares to a loss of $8.6 million, or $0.84 per diluted share, on revenue of $17.2 million for the third fiscal quarter ended July 31, 2009.  Excluding non-cash goodwill and other asset impairment charges recorded during the third quarter of fiscal 2009, non-GAAP net loss during the quarter ended July 31, 2009 was $87,000, or $0.01 per diluted share.

For the nine months ended July 31, 2010, the Company reported earnings of $1,358,000, or $0.13 per diluted share, on revenue of $61.1 million compared to a net loss of $8.4 million, or $0.82 per diluted share on revenue of $53.5 million for the same period ended July 31, 2009.

Line of Business	3Q10	3Q09	% Change
Maintenance & Repair	8,253	7,358	12%
Design & Integration	3,164	2,469	28%
Cabling	750	697	8%
Total Services	12,167	10,524	16%
Commercial	7,297	4,032	81%
Hospitality	1,240	2,491	-50%
Total Systems	8,537	6,523	31%
Other Revenue	188	136	38%
Total Revenue	20,892	17,183	22%

Total revenue increased 22% during the third fiscal quarter of 2010, as continued growth in service revenue and a significant increase in commercial system sales were partially offset by a decline in hospitality systems revenue.  “Service revenue, which is the most recurring and predicable part of our business, continued to show double-digit growth during the third quarter and has shown 17% growth year to date,” said Greg Forrest, CEO and president.  “We have expanded the size of our addressable market and now offer turnkey design, integration, maintenance and repair service solutions for not just voice equipment, but also video and data equipment and applications.  We had several significant data services and design and consulting service wins this past quarter, which illustrates the success we have had with our efforts and should provide for future service revenue growth.  While customers remained cautious about systems spending, our commercial systems sales improved from second to third quarter and we experienced a nice rebound from last year’s third quarter.”

Gross Margin Table

	3Q10	3Q09
Line of Business	Gross Margin	Gross Margin	Change
Services	32.4%	28.7%	+ 370 basis points
Systems	29.5%	28.9%	+ 60 basis points
Overall Gross Margin	29.7%	26.8%	+ 290 basis points

During the third quarter of fiscal 2010, overall gross margin was 29.7% of revenue versus 26.8% during the third quarter of fiscal 2009.  “Gross margin continued to benefit from increasing scale and efficiency improvements and was the highest we’ve produced in nearly 10 years,” Forrest commented.

Operating expenses during the third fiscal quarter of 2010 were $5.4 million, an increase of 14% from $4.7 million during the third quarter of fiscal 2009, excluding non-cash goodwill and other asset impairment charges from the prior year period.  “While operating expense as a percentage of sales improved 170 basis points year over year, it remained above our targeted levels.”

Commenting on the balance of the fiscal year, Forrest said, “Our business expectancies for fiscal 2010 had included a concentration of large systems sales from long-standing government customers, who have recently delayed their purchasing decisions.  Due to the uncertain timing of when these large systems sales will materialize, we have removed this from our fiscal 2010 expectations and have adjusted our earnings guidance accordingly.”  The Company expects earnings per share for fiscal 2010 in the range of $0.16 to $0.20.  “Although macro conditions have improved from last year, some customers remain uncertain about the economy, causing delays in purchasing decisions and elongated sales cycles.  Despite these delays, we continue to expect both our service and commercial systems revenue to show year-over-year growth.”

“Looking at next fiscal year, with the continued success in our recurring services business, improvements in operating efficiencies, contribution from our active acquisition program, and pent up demand, we expect to produce revenue in excess of $100 million and earnings per share in the range of $0.30 to $0.40 for Fiscal 2011,” concluded Forrest.

The Company will host a conference call and webcast to discuss these results at 4 p.m. CT on Thursday, Aug. 26, 2010.  Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website, www.xeta.com, under the Investor Relations section.  A replay of the webcast will be archived on the Company’s website for 60 days.

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About XETA Technologies, Inc.

XETA Technologies, Inc., sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors, including Avaya/Nortel, Mitel, Hitachi, Samsung, HP, Polycom, Microsoft, Alcatel-Lucent, ShorTel and Juniper. With a 29-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 contact center, combined with a nationwide service footprint, offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning the outlook for service revenue growth, earnings expectations, commercial systems revenue growth and revenue run rates for fiscal 2011. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the condition of the U.S. economy and its impact on capital spending in the Company’s markets; the successful integration of recently acquired businesses into that of the Company and realization of anticipated synergies and growth opportunities from these transactions; changes in Avaya’s strategies regarding the provision of equipment and services to its customers, and in its policies regarding the availability of tier IV hardware and software support and the negative impact that may have on the Company’s services gross margins as well as on customer satisfaction;  the Nortel Networks bankruptcy filing including the potential negative impact it may have on the Company’s prepetition accounts receivable claim against Nortel or if Nortel succeeds in bringing a preference claim against the Company; unpredictable quarter to quarter revenues;  continuing success of our Mitel product and service offerings; the Company’s ability to maintain and improve upon current gross profit margins; intense competition and industry consolidation; dependence upon a few large wholesale customers for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in the “Risk Factors” section of the Company’s Form 10-K and Form 10-Q filings with the SEC.

Condensed Consolidated Statements of Income

		Three Months Ended		Nine Months Ended
		July 31,		July 31,
		2010	2009	2010	2009
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	Services	$12,167	$10,524	$35,662	$30,359
	Systems	8,537	6,523	25,146	22,897
	Other	188	136	326	263
	Total	20,892	17,183	61,134	53,519

Cost of Sales	Services	8,223	7,506	24,237	21,258
	Systems	6,021	4,640	18,271	16,792
	Other	435	425	1,288	1,308
	Total	14,679	12,571	43,796	39,358

Gross Profit		6,213	4,612	17,338	14,161

Gross Profit Margin		30%	27%	28%	26%

Operating Expense
Selling, General and Administrative		5,179	4,388	14,566	12,926
Amortization		206	345	581	1,002
Impaiment of Goodwill and Other Assets		—	14,000	—	14,000
Total Operating Expenses		5,385	18,733	15,147	27,928

Income from Operations		828	(14,121)	2,191	(13,767)

Interest Expense		(4)	(21)	(15)	(79)
Interest and Other Income (Expense)		20	(1)	59	14
Total Interest and Other Income (Expense)		16	(22)	44	(65)

Income Before Provision for Income Taxes		844	(14,143)	2,235	(13,832)
Provision for Income Taxes		331	(5,544)	877	(5,418)
Net Income after Tax		$513	$(8,599)	$1,358	$(8,414)

Basic Earnings Per Share		$0.05	$(0.84)	$0.13	$(0.82)
Diluted Earnings Per Share		$0.05	$(0.84)	$0.13	$(0.82)
Wt. Avg. Common Shares Outstanding		10,533	10,224	10,329	10,224
Wt. Avg. Common Equivalent Shares		10,611	10,224	10,386	10,224

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			(Unaudited)
			July 31, 2010	October 31, 2009
Assets	Current	Cash	$3,765	$4,732
		Receivables (net)	14,541	13,832
		Inventories (net)	4,864	5,036
		Other	4,870	3,704
		Subtotal	28,040	27,304

	Non-Current	PPE (net)	6,655	6,826
		Goodwill & Intangibles (net)	15,336	12,603
		Noncurrent Deferred Tax Asset	—	739
		Other	328	336
		Subtotal	22,319	20,504

	Total Assets		$50,359	$47,808

Liabilities	Current	Revolving Line of Credit	$—	$—
		Notes Payable	—	1,183
		Accounts Payable	5,997	5,785
		Accrued Liabilities	4,096	3,599
		Unearned Revenue	4,729	5,195
		Subtotal	14,822	15,762

	Non-Current	Other	193	287
		Noncurrent Deferred Tax Liability	223	—
		Subtotal	416	287

	Total Liabilities		15,238	16,049

Equity			$35,121	$31,759

(The information is unaudited and is presented in thousands.)

Reconciliation of EBITDA(1) to Net Income

	Quarter Ending July 31,		Nine Months Ending July 31,
	2010	2009	2010	2009

Net Income	$513	$(8,599)	$1,358	$(8,414)
Interest	4	21	15	79
Provision for Income Taxes	331	(5,544)	877	(5,418)
Impairment of Goodwill and Other Assets	—	14,000	—	14,000
Depreciation	308	269	906	723
Amortization	206	345	581	1,002
EBITDA(1)	$1,362	$492	$3,737	$1,972

(The information is presented in thousands.)

(1)The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Quarter Ending July 31,		Nine Months Ending July 31,
	2010	2009	2010	2009

Net Income as Reported	$513	$(8,599)	$1,358	$(8,414)
Impairment of Goodwill and Other Assets (Net of Tax)	—	8,512	—	8,512
Reserve for Bad Debt (Net of Tax)	—	—	—	216

Non-GAAP net income	$513	$(87)	$1,358	$314

(The information is presented in thousands.)

The following table reconciles reported GAAP diluted earnings (loss) per share (“EPS”) to non-GAAP diluted EPS:

	Quarter Ending July 31,		Nine Months Ending July 31,
	2010	2009	2010	2009

EPS, Diluted - as Reported	$0.05	$(0.84)	$0.13	$(0.82)
EPS Impact of Impairment of Goodwill and Other Assets (Net of Tax)	0.00	0.83	0.00	0.83
EPS Impact of Reserve for Bad Debt, Net of Tax	0.00	0.00	0.00	0.02
EPS, Diluted - Non-GAAP	$0.05	$(0.01)	$0.13	$0.03